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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

RETURN ON EQUITY AND ASSETS

                                                                             12/31/00
                                                                             TO
                                                        ANNUALIZED           3/31/01
                                                        ----------           -------
Return on average total assets                          0.68%                0.17%
Return on average equity                                10.89%               2.72%
Dividend Payout Ratio                                   NA                   NA
Average Equity to Average Assets                                             6.26%


STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                                   $ 915,451

Average Shares Outstanding                                                   2,676,058

Basic and diluted net income per share                                       $0.34




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